Exhibit 99.1

Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Reports Financial Results
for Three Months Ended March 31, 2015

HOUSTON, Texas – April 23, 2015 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months ended March 31, 2015. The Company reported net income of $9.1 million, or $0.06 per share, for the first quarter of 2015, compared to net income of $34.8 million, or $0.24 per share, for the quarter ended March 31, 2014. Revenues for the first quarter of 2015 were $658 million, compared to $678 million for the first quarter of 2014.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “In the first quarter, during what has been a sharp decrease in drilling activity across our industry and in our rig count, we have nonetheless gained market share in our contract drilling business. We attribute this growth in our market share to our term contract coverage, and ultimately to the quality of our rigs and operations. Our rig count in the first quarter averaged 165 rigs in the United States and eight rigs in Canada. Our rig count and pressure pumping activity continue to be negatively impacted by the reduction in spending by exploration and production companies, caused primarily by the lower price for crude oil. For the month of April, we expect our rig count to average 130 rigs in the United States and two rigs in Canada.

Mr. Hendricks added, “In contract drilling, we recognized $15.8 million of revenues related to early contract terminations. These early termination revenues positively impacted our total average rig revenue per day of $25,870 by $1,020. Excluding this early termination revenue, our total average rig revenue per day during the first quarter would have been $24,850, an increase of $410 per day from the fourth quarter.

“In addition to the increase in total average rig revenue per day, total average rig operating costs per day decreased $300 sequentially to $13,710 in the first quarter. Accordingly, excluding the positive impact from the early termination revenues in the first quarter, total average rig margin per day increased $710 to $11,140.

“We completed six new APEX® rigs during the first quarter, bringing our APEX® rig fleet to 151 rigs at the end of the quarter. We plan to complete 10 additional APEX® rigs this year, all of which are under contract. Included among these remaining new APEX® rigs is our first APEX® rig that will be delivered to work in Canada. We are excited about this new opportunity for APEX® rigs as the Canadian market continues a transition to more multi-well pad drilling.

“As of March 31, 2015, we had term contracts for drilling rigs providing for approximately $1.24 billion of future dayrate drilling revenue. Based on contracts currently in place, we expect an average of 101 rigs operating under term contracts during the second quarter, and an average of 83 rigs operating under term contracts during the remaining three quarters of 2015. We also expect approximately $19 million of early termination revenues during the second quarter.

“In pressure pumping, our activity levels slowed dramatically in the latter-half of the quarter as customers reduced their activity, and we were unwilling to pursue work at what we consider extremely low margins. Our gross profit margin of 14.8% was generally in line with our expectation, while revenues decreased more than expected sequentially to $250 million. With the decrease in revenues, pressure pumping EBITDA decreased during the first quarter to $31.9 million,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “Market conditions were challenging during the first quarter given the steep decrease in the industry rig count and well completion activity. Nonetheless, we efficiently and effectively executed upon our plan during the quarter to weather this downturn and to be well-positioned for a recovery.

“Operationally, we promptly scaled our cost structure and capital expenditures to the lower levels of activity. Financially, we completed two debt financings during the first quarter that increased our liquidity and enhanced our ability to take advantage of future opportunities this downturn may create,” he concluded.

The financial results for the three months ended March 31, 2015 include a pretax non-cash charge of $3.4 million related to the impairment of certain oil and natural gas properties, and a $12.3 million charge, which is included in selling, general and administrative expenses, and is related to our settlement with the EEOC. Collectively, these charges negatively impacted diluted earnings per share by $0.06 for the three months ended March 31, 2015. We also had $15.8 million of revenues from the early termination of drilling contracts that increased diluted earnings per share by $0.06 for the three months ended March 31, 2015. Taken together, the charges and early termination revenues reduced net income by less than $100,000, and diluted earnings per share remains $0.06 for the three months ended March 31, 2015 when all of these items are excluded from the calculation.

The Company declared a quarterly dividend on its common stock of $0.10 per share, to be paid on June 24, 2015 to holders of record as of June 10, 2015.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended March 31, 2015 is scheduled for today, April 23, 2015 at 9:00 a.m. Central Time. The dial-in information for participants is 877-546-5018 (Domestic) and 857-244-7550 (International). The access code for both numbers is 67191816. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks. A telephonic replay will be available through April 27, 2015 at 888-286-8010 (Domestic) and 617-801-6888 (International) with the access code 88170007.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries operate land-based drilling rigs in oil and natural gas producing regions of the continental United States and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for our services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction; equipment specialization and new technologies; adverse industry conditions; adverse credit and equity market conditions; difficulty in building and deploying new equipment; difficulty in integrating acquisitions; shortages, delays in delivery and interruptions of supply of equipment, supplies and materials; weather; loss of, or reduction in business with, key customers; liabilities from operations; ability to effectively identify and enter new markets; governmental regulation; ability to realize backlog; and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Consolidated Condensed Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014
REVENUES	$657,699	$678,168

COSTS AND EXPENSES
Direct operating costs	428,333	454,141
Depreciation, depletion, amortization and impairment	175,382	147,322
Selling, general and administrative	32,797	19,673
Net gain on asset disposals	(2,916)	(1,744)

Total costs and expenses	633,596	619,392

OPERATING INCOME	24,103	58,776

OTHER INCOME (EXPENSE)
Interest income	283	176
Interest expense	(8,541)	(7,188)

Total other expense	(8,258)	(7,012)

INCOME BEFORE INCOME TAXES	15,845	51,764
INCOME TAX EXPENSE	6,720	16,942

NET INCOME	$9,125	$34,822

NET INCOME PER COMMON SHARE
Basic	$0.06	$0.24
Diluted	$0.06	$0.24
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	144,983	142,892

Diluted	145,745	145,099

CASH DIVIDENDS PER COMMON SHARE	$0.10	$0.10

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,
	2015	2014
Contract Drilling:
Revenues	$401,478	$425,903
Direct operating costs	$212,810	$251,059
Margin (1)	$188,668	$174,844
Selling, general and administrative	$13,698	$1,648
Depreciation, amortization and impairment	$118,832	$106,119
Operating income	$56,138	$67,077
Operating days – United States	14,827	17,325
Operating days – Canada	693	889
Total operating days	15,520	18,214
Average revenue per operating day – United States	$25.87	$23.00
Average direct operating costs per operating day – United States	$13.50	$13.47
Average margin per operating day – United States (1)	$12.37	$9.53
Average rigs operating – United States	165	193
Average revenue per operating day – Canada	$25.76	$30.84
Average direct operating costs per operating day – Canada	$18.18	$19.98
Average margin per operating day – Canada (1)	$7.58	$10.86
Average rigs operating – Canada	8	10
Average revenue per operating day – Total	$25.87	$23.38
Average direct operating costs per operating day – Total	$13.71	$13.78
Average margin per operating day – Total (1)	$12.16	$9.60
Average rigs operating – Total	172	202
Capital expenditures	$157,422	$124,923
Pressure Pumping:
Revenues	$249,721	$240,261
Direct operating costs	$212,725	$199,808
Margin (2)	$36,996	$40,453
Selling, general and administrative	$5,093	$4,868
Depreciation, amortization and impairment	$46,919	$34,042
Operating income	$(15,016)	$1,543
Fracturing jobs	216	243
Other jobs	618	880
Total jobs	834	1,123
Average revenue per fracturing job	$1,097.87	$914.73
Average revenue per other job	$20.36	$20.43
Total average revenue per job	$299.43	$213.95
Total average direct operating costs per job	$255.07	$177.92
Total average margin per job (2)	$44.36	$36.02
Margin as a percentage of revenues (2)	14.8%	16.8%
Capital expenditures	$75,810	$36,297
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$5,864	$10,331
Revenues – Natural gas and liquids	$636	$1,673
Revenues – Total	$6,500	$12,004
Direct operating costs	$2,798	$3,274
Margin (3)	$3,702	$8,730
Depletion	$4,900	$4,994
Impairment of oil and natural gas properties	$3,364	$1,033
Operating income	$(4,562)	$2,703
Capital expenditures	$7,592	$8,684
Corporate and Other:
Selling, general and administrative	$14,006	$13,157
Depreciation	$1,367	$1,134
Net gain on asset disposals	$(2,916)	$(1,744)
Capital expenditures	$642	$468
Total capital expenditures	$241,466	$170,372

(1) For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.
(2) For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Total average margin per job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.
(3) For Oil and Natural Gas Production and Exploration, margin is defined as revenues less direct operating costs and excludes depletion and impairment.
	March 31,	December 31,
Selected Balance Sheet Data (unaudited):	2015	2014
Cash and cash equivalents	$86,917	$43,012
Current assets	$687,620	$909,092
Current liabilities	$560,616	$568,404
Working capital	$127,004	$340,688
Current portion of long-term debt	$35,000	$12,500
Borrowings under revolving credit facility	$—	$303,000
Other long-term debt	$845,000	$670,000

PATTERSON-UTI ENERGY, INC.
Non-U.S. GAAP Financial Measures
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,
	2015	2014
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net income	$9,125	$34,822
Income tax expense	6,720	16,942
Net interest expense	8,258	7,012
Depreciation, depletion, amortization and impairment	175,382	147,322

Adjusted EBITDA	$199,485	$206,098

Total revenue	$657,699	$678,168
Adjusted EBITDA margin	30.3%	30.4%
Adjusted EBITDA by operating segment:
Contract drilling	$174,970	$173,196
Pressure pumping	31,903	35,585
Oil and natural gas	3,702	8,730
Corporate and other	(11,090)	(11,413)

Consolidated Adjusted EBITDA	$199,485	$206,098

(1) Adjusted EBITDA is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We present Adjusted EBITDA (a non-U.S. GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements.
Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measures of net income or operating cash flow.

PATTERSON-UTI ENERGY, INC.
Impact of Adjustments
Three Months Ended March 31, 2015
(unaudited, dollars in thousands, except per share amount)

		Early Termination
	Charges	Revenues	Net Impact
Impairment of oil and natural gas properties	$(3,364)	$—	$(3,364)
Legal settlement	(12,260)	—	(12,260)
Early termination revenues	—	15,794	15,794

Pre-tax amount	$(15,624)	$15,794	$170

Effective tax rate	42.4%	42.4%	42.4%

After-tax amount	$(8,998)	$9,096	$98

Weighted average number of common shares outstanding – diluted	145,745	145,745	145,745

Impact on net income per share — diluted	$(0.06)	$0.06	$—